Exhibit 99.1

KROGER REPORTS THIRD QUARTER RESULTS

Identical Supermarket Sales Rose 5.6% without Fuel

Company Confirms Fiscal 2008 Identical Supermarket Sales Guidance;

Raises Fiscal 2008 Earnings Per Share Guidance and

Outlines Fiscal 2009 Identical Supermarket Sales Guidance of 3% to 5% without Fuel

CINCINNATI, Ohio, December 9, 2008 – The Kroger Co. (NYSE: KR) today reported total sales of $17.6 billion for the third quarter ended November 8, 2008, an increase of 9.0% over the same period last year.  Identical supermarket sales increased 5.6% without fuel and 7.8% with fuel compared with the same quarter last year.

Net earnings in the third quarter totaled $237.7 million, or $0.36 per diluted share.  These results include an after-tax charge of $15.9 million, or $0.03 per diluted share, related to Kroger’s $25 million insurance deductible for disruption and damage caused by Hurricane Ike.  Excluding this charge from Hurricane Ike, third quarter net earnings were $253.6 million, or $0.39 per diluted share (Table 6).

Net earnings in the same period last year were $253.8 million, or $0.37 per diluted share.  Those results included a tax benefit that was partially offset by low fuel margins and incremental investments in Kroger’s Customer 1st strategy.  This benefit increased net earnings by approximately $0.02 to $0.03 per diluted share.

“Kroger’s sales continue to be strong in this tough economy.  We know our customers are increasingly feeling pressured in today’s environment.  Kroger’s focus on low prices, quality products and providing a convenient, one-stop solution for their daily needs is resonating with our customers,” said David B. Dillon, Kroger chairman and chief executive officer.  “Our associates continue to build customer loyalty through our Customer 1st strategy, which allows us to create a solid return for our shareholders even as the economy presents new challenges.”

FIFO Gross Margin

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 23.30% of sales, a decline of 8 basis points compared to the third quarter last year.  Excluding retail fuel operations, FIFO gross margin declined 15 basis points and supermarket selling gross margin declined 27 basis points.  Kroger continued its strategy of providing savings to customers through strategic price reductions.

LIFO

The Company recorded a $68.8 million LIFO charge during the quarter, an increase of $28.8 million over the prior year.  Excluding retail fuel sales, the LIFO charge increased 18 basis points as a rate of sales compared to the prior year.  The higher LIFO charge primarily reflects the effect of rising food inflation on the Company’s merchandise inventory valuation.

Operating, General & Administrative (OG&A) Costs

Including Kroger’s retail fuel operations, OG&A costs were 17.42% of sales, a decline of 7 basis points compared to the third quarter last year.  Excluding retail fuel operations, the OG&A rate increased 40 basis points.  Of this increase, 17 basis points stem from the $25 million charge related to Hurricane Ike, 13 basis points are related to higher health care costs and 5 basis points were associated with expenses affected by higher oil and energy costs.

Rent and Depreciation

Including Kroger’s retail fuel operations, rent and depreciation expense was 2.76% of sales, a decrease of 12 basis points compared to the third quarter last year.  Excluding retail fuel operations, rent and depreciation expense declined 4 basis points as a rate of sales.

Financial Strategy

“Kroger’s balance sheet is strong.  Our company’s financial strength has been a competitive advantage for several years, and is even more so in the current environment,” Mr. Dillon said.  “Kroger’s strong financial position gives us the flexibility to continue investments in our successful Customer 1st strategy and store base that will create value for our shareholders in the future while delivering near-term financial results.”

Kroger is using its cash flow to leverage its financial strength and support an appropriate level of liquidity under current economic conditions.  Currently, cash flow is being allocated primarily to capital investments, debt reduction and dividend payments.

Capital investment, excluding acquisitions, totaled $603.9 million for the third quarter, compared to $555.3 million in the prior year.  Capital projects during the third quarter included 14 new, expanded, or relocated stores and 55 remodels.  The Company expects to open, expand or relocate approximately 60 stores and complete between 165 and 180 store remodels during fiscal 2008.

Total debt was $8.0 billion, an increase of $553.0 million from a year ago.  On a rolling four-quarters basis, Kroger’s net total debt (Table 5) to EBITDA ratio was 1.96 compared with 2.02 during the same period last year.  Kroger expects continued improvement in its leverage metrics.

During the third quarter, Kroger repurchased 3.1 million shares of stock at an average price of $27.89 per share for a total investment of $86.6 million.  At the end of the quarter, $492.8 million remained under the $1 billion stock repurchase program announced in January 2008.

Fiscal 2008 Year-to-Date Results

During the first three quarters of fiscal 2008, total sales increased 10.9% to $58.7 billion over the same period last year.  Identical supermarket sales, excluding fuel, increased 5.4% compared with the same period a year ago.  The Company’s operating margin for the first three quarters of fiscal 2008 decreased 11 basis points from the same period in fiscal 2007.  Excluding fuel, charges for labor unrest in the first quarter of 2007 and the effect of Hurricane Ike, Kroger’s operating margin for the first three quarters of fiscal 2008 decreased 21 basis points from the same period last year.  Of the 21 basis point decline in fiscal 2008, 10 basis points are related to the higher LIFO charge.

Net earnings for the first three quarters of fiscal 2008 were $900.2 million, or $1.36 per diluted share.  Net earnings for the same period last year were $857.6 million, or $1.22 per diluted share.

Guidance

Kroger confirmed its identical supermarket sales guidance for fiscal 2008 and said it expects full-year identical supermarket sales growth of 4.5% to 5.5%, excluding fuel.

The Company raised its fiscal 2008 earnings per share guidance and said it expects full-year earnings of $1.88 to $1.91 per diluted share, excluding the $0.03 per diluted share charge related to Hurricane Ike.  This equates to an annual growth rate of 11% to 13% over fiscal 2007 earnings of $1.69 per diluted share and implies a fourth quarter earnings range of $0.49 to $0.52 per diluted share.  Kroger’s dividend yield of more than 1% further enhances shareholder return.  This guidance range considers the cautious mindset of many consumers this holiday season.

“Kroger’s third quarter performance demonstrates the strength of our Customer 1st strategy, which continues to benefit customers, associates and shareholders in this uncertain economy.  We are on track to deliver another year of solid results and we believe our approach is the right path to generate sustainable growth well into the future,” Mr. Dillon said.  “Looking ahead to 2009, we are currently projecting identical supermarket sales growth, excluding fuel, of 3% to 5%. This will enable Kroger to generate earnings per share growth that, combined with Kroger’s dividend, will create a favorable return for shareholders even in a difficult economic environment.”

Kroger, one of the nation’s largest retail grocery chains, is honored to celebrate its 125th anniversary in 2008.  The Company’s more than 320,000 associates serve customers in 2,477 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market.  Kroger associates also serve customers in 778 convenience stores, 392 fine jewelry stores and 750 supermarket fuel centers the Company operates.  The Company also operates 41 food processing plants in the U.S.  Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves.  For more information about the Company, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by words such as “projecting,” “guidance” and “expects.”  Increased competition, weather, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and earnings per share growth.  Earnings per share and earnings per share growth also will be affected by the number of shares outstanding and volatility in the Company’s fuel margins.  The number of store projects that we complete could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores or store projects are not completed in the time frame expected. Our ability to reduce our ratio of net total debt to EBITDA could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on December 9, 2008 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through December 19, 2008.

# # #

Kroger Contacts:

Media:	Meghan Glynn (513) 762-1304

Investors:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2008		2007		2008		2007

SALES	$17,579.9	100.00%	$16,135.6	100.00%	$58,740.2	100.00%	$53,000.2	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	13,551.8	77.09	12,402.5	76.86	45,475.4	77.42	40,551.1	76.51
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,062.2	17.42	2,822.9	17.49	9,869.3	16.80	9,258.7	17.47
RENT	152.0	0.86	149.2	0.92	509.7	0.87	487.5	0.92
DEPRECIATION	334.6	1.90	315.5	1.96	1,094.5	1.86	1,030.1	1.94

OPERATING PROFIT	479.3	2.73	445.5	2.76	1,791.3	3.05	1,672.8	3.16

INTEREST	106.1	0.60	109.9	0.68	370.0	0.63	360.6	0.68

EARNINGS BEFORE TAX EXPENSE	373.2	2.12	335.6	2.08	1,421.3	2.42	1,312.2	2.48

TAX EXPENSE	135.5	0.77	81.8	0.51	521.1	0.89	454.6	0.86

NET EARNINGS	$237.7	1.35%	$253.8	1.57%	$900.2	1.53%	$857.6	1.62%

NET EARNINGS PER BASIC COMMON SHARE	$0.37		$0.37		$1.38		$1.23

SHARES USED IN BASIC CALCULATION	648.9		677.6		652.9		696.2

NET EARNINGS PER DILUTED COMMON SHARE	$0.36		$0.37		$1.36		$1.22

SHARES USED IN DILUTED CALCULATION	655.6		685.4		660.2		704.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)	Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)

LIFO charges of $68.8 and $40.0 were recorded in the third quarter of 2008 and 2007, respectively. For the year-to-date period, LIFO charges of $155.0 and $100.0 were recorded for 2008 and 2007, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 8,	November 10,
	2008	2007

ASSETS
Current Assets
Cash	$197.1	$139.6
Cash - Temporary investments (a)	82.5	26.7
Store deposits in-transit	609.8	579.7
Receivables	806.6	735.1
Inventories	5,368.4	5,185.6
Prepaid and other current assets	254.4	236.1

Total current assets	7,318.8	6,902.8

Property, plant and equipment, net	13,085.3	12,331.2
Goodwill, net	2,245.9	2,143.7
Other assets	531.4	525.0

Total Assets	$23,181.4	$21,902.7

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$1,140.5	$1,714.8
Accounts payable	4,339.6	4,230.7
Accrued salaries and wages	788.5	774.1
Deferred income taxes	238.6	221.0
Other current liabilities	2,109.7	1,997.5

Total current liabilities	8,616.9	8,938.1

Long-term debt including capital leases and lease-financing obligations
Long-term debt, at face value, including capital leases and lease-financing obligations	6,852.9	5,747.0
Adjustment to reflect fair value interest rate hedges	41.1	27.6
Long-term debt including capital leases and lease-financing obligations	6,894.0	5,774.6

Deferred income taxes	516.7	317.4
Other long-term liabilities	1,788.5	2,103.4

Total Liabilities	17,816.1	17,133.5

Minority interests	96.3	—

Shareowners’ equity	5,269.0	4,769.2

Total Liabilities and Shareowners’ Equity	$23,181.4	$21,902.7

Total common shares outstanding at end of period	648.3	672.7
Total diluted shares year-to-date	660.2	704.3

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a) Cash - Temporary investments represent Euros held to settle Euro - denominated contracts, and escrow deposits.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$900.2	$857.6
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,094.5	1,030.1
LIFO charge	155.0	100.0
Stock-based employee compensation	69.3	68.0
Expense for Company-sponsored pension plans	24.3	47.3
Deferred income taxes	147.2	(102.1)
Other	28.1	33.3
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	65.9	34.3
Receivables	(20.1)	34.4
Inventories	(667.3)	(659.1)
Prepaid expenses	301.5	321.8
Accounts payable	306.9	348.5
Accrued expenses	0.2	88.1
Income taxes receivable (payable)	(24.8)	121.0
Contribution to Company-sponsored pension plan	(20.3)	(51.5)
Other long-term liabilities	(4.8)	4.8

Net cash provided by operating activities	2,355.8	2,276.5

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(1,612.6)	(1,627.7)
Payments for acquisitions	(79.5)	(85.5)
Proceeds from sale of assets	50.7	46.4
Other	(10.2)	(46.3)

Net cash used by investing activities	(1,651.6)	(1,713.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lease-financing transactions	10.2	7.6
Proceeds from issuance of long-term debt	777.7	624.9
Payments for long-term debt	(1,017.2)	(545.3)
Payments on bank revolver	133.0	341.0
Dividends paid	(167.8)	(151.1)
Excess tax benefits on stock-based awards	13.4	34.1
Proceeds from issuance of common stock	164.3	180.8
Treasury stock purchases	(625.5)	(1,152.3)
Increase (decrease) in book overdrafts	(18.7)	78.5
Other	(0.6)	(4.6)

Net cash used by financing activities	(731.2)	(586.4)

NET DECREASE IN CASH	(27.0)	(23.0)

CASH FROM CONSOLIDATED VARIABLE INTEREST ENTITY	65.0	—

CASH AT BEGINNING OF YEAR	241.6	189.3
CASH AT END OF QUARTER	$279.6	$166.3

Reconciliation of capital expenditures
Payments for capital expenditures	$(1,612.6)	$(1,627.7)
Changes in construction-in-progress payables	(106.1)	35.7
Total capital expenditures	$(1,718.7)	$(1,592.0)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$404.1	$386.5
Cash paid during the year for income taxes	$444.1	$326.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$15,604.4	$14,478.7
EXCLUDING FUEL CENTERS	$13,928.1	$13,185.3

INCLUDING FUEL CENTERS	7.8%	7.7%
EXCLUDING FUEL CENTERS	5.6%	5.7%

COMPARABLE SUPERMARKET SALES (b)

	THIRD QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$16,222.4	$15,000.9
EXCLUDING FUEL CENTERS	$14,449.7	$13,648.6

INCLUDING FUEL CENTERS	8.1%	8.0%
EXCLUDING FUEL CENTERS	5.9%	5.9%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

OTHER INFORMATION

Note: Fuel sales have historically had a low FIFO gross margin rate, OG&A rate, and operating margin rate, as compared to corresponding rates on non-fuel sales.   As a result, the Company discloses such rates excluding the effect of retail fuel operations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2008 to the balances in the third quarter of 2007 and the fourth quarter of 1999.

	November 8,	November 10,		January 29,
	2008	2007	Change	2000	Change

Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$1,140.5	$1,714.8	$(574.3)	$591.5	$549.0
Long-term debt, at face value, including capital leases and lease-financing obligations	6,852.9	5,747.0	1,105.9	8,422.5	(1,569.6)
Adjustment to reflect fair value interest rate hedges	41.1	27.6	13.5	—	41.1

Total debt	$8,034.5	$7,489.4	$545.1	$9,014.0	$(979.5)

Temporary cash investments	(82.5)	(26.7)	(55.8)	—	(82.5)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	—	—	—	(200.0)	200.0

Net total debt	$7,952.0	$7,462.7	$489.3	$8,745.2	$(793.2)

Table 6. Reconciliation of GAAP Net Earnings To Net Earnings Excluding Charge From Hurricane IKE

(in millions)

(unaudited)

	THIRD QUARTER
	2008
		NET EARNINGS PER
	NET EARNINGS	DILUTED COMMON SHARE

NET EARNINGS	$237.7	$0.36

TAX EFFECTED CHARGE FROM HURRICANE IKE	15.9	0.03

NET EARNINGS EXCLUDING CHARGE FROM HURRICANE IKE	$253.6	$0.39

Note: Certain per share amounts may not calculate due to rounding.